Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the registration statement (File No. 333-142788) of Manhattan Pharmaceuticals, Inc. on Form S−3/A of our report, dated March 2, 2007, except for Notes 2 and 12 which are as of March 30, 2007, on our audits of the financial statements of Manhattan Pharmaceuticals, Inc. included in the Annual Report on Form 10−KSB of Manhattan Pharmaceuticals, Inc. for the year ended December 31, 2006. We also consent to the reference to our Firm under the caption “Experts.”

/s/ J.H. Cohn LLP

Roseland, New Jersey
May 16, 2007